Exhibit 10.4

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

Wind Power Equipment Purchasing Contract

Machine: wind power equipment

Machine type: GCN1000-59

Seller’s contract no: GCN20100209-01

Buyer: Guoneng Fengshen (Beijing) New Energy Technology Co., Ltd

Seller: Wuhan Guoce Nordic New Energy Co., Ltd

Signing Date: Feb. 9th, 2010

Wind Power Equipment Purchasing Contract	1
Machine: wind power equipment	1
1. Definitions	3
2. Subject of Contract	5
3. Scope of Supply	5
4 Contract Price	6
5 Payment	7
6. Delivery and Transport	8
7 Packing and Mark	10
8 Technical Service and Liaison	12
9 Manufacture, Quality Control and Inspection	14
10 Installation, Debugging, Trial Run, Acceptance and After-sale Service	15
11 Warranty and Claim	15
12 Insurance	15
13 Taxes and fees	15
14 Subcontracting and outsourcing	15
15 Change, modification, suspension and termination of contract	15
16 Force Majeure	15
17 Settlement of Dispute of the Contract	15
18 Execution of contract and valid period	15
19 Others	15
Appendix 12 DNA authentification

Contract no: GCN20100209-01
Contractual parties:
Party A (hereinafter called the “Buyer”): Guoneng Fengshen (Beijing) New Energy Technology Co., Ltd
Party B (hereinafter called the “Seller”): Wuhan Guoce Nordic New Energy Co., Ltd
The contract is signed by and between Buyer and the Seller through friendly negotiation. The agreed items are as follows:

1. Definitions
The terms that are used in this document and in the appendices are hereby defined.
1.1 “The Buyer” refers to Guoneng Fengshen (Beijing) New Energy Technology Co., Ltd, including its legal successors and legal assigns.
1.2 “Seller” refers to Wuhan Guoce Nordic New Energy Co., Ltd, including its legal successors and legal assigns.
1.3 “Contract” refers to this document and all parts of its appendices, including amendments and supplements according to the contract.
1.4 “Contract Price” refers to the part specified in Article 4 herein.
1.5 “Effective date” refers to the effective date of the contract specified in Article 18 herein.
1.6 “Technical Materials” refers to documents (including drawings, various captions, standards and various kinds of software) related to the design, production, inspection, installation, debugging, acceptance and performance acceptance test of the wind farm, and files applied to the correct running and maintenance of the contractual wind farm.
1.7 “Contractual Equipments” refers to the machines, device, materials, things, special tools, spare parts and all other things that are to be supplied by the Seller in accordance with the contract.
1.8 “Performance Acceptance Test” refers to the test to be made in accordance with the requirements of appendix 1 herein for inspection the guaranteed performance value specified in the technical specifications.
1.9 “Pre-acceptance” refers to the acceptance by the Buyer on each of the contractual equipments after the result of the performance acceptance approving it meets the guaranteed value stipulated in the appendix 1 herein.
1.10 “Quality Warranty Period” refers to a two-year quality warranty on each of the contractual equipments to be effective from the date of the initial acceptance certificate.

1.11 “Final Acceptance” refers to the acceptance on each of the contractual equipments after the quality warranty period.
1.12 “Day, Month and Year” refers to the day, month and year by Gregorian calendar; “Day” refers to 24 hours; “Week” refers to 7 days; “Year” refers to 365 days.
1.13 “Contractual Wind Farm” refers to the Phase I of the Taonan Yongmao Wind Farm project in Baicheng, Jilin Province.
1.14 “Technical Service” refers to such all-through services as relevant technical instructions, technical cooperation and technical trainings for the engineering design, equipment construction supervision, inspection, earthwork, installation, debugging, acceptance, performance acceptance test, running and maintenance related to the contractual equipments supplied by the Seller.
1.15 “Site” refers to the site of the contractual wind farm. It is the place where the Buyer will install the contractual equipments.
1.16 “Spare parts” refers to the parts that to be required for the operation and maintenance of the wind power equipment supplied by the Seller according to this contract. The spare parts list is shown in appendix 10.
1.17 “Commissioning” refers to the runs during the debugging stage of each system or equipment of the wind power generator sets and the commissioning stage of the wind farm.
1.18 “Generator sets” refers to a complete set of equipments consisting of blade, wind power generator sets, control system, wires and cables that are located above the ground foundation and excludes the tower frame and its supporting parts.
1.19 “Written Documents” refers to any document that is manuscript, typed or printed with sealed and or signature of the legal representative or its authorized person.
1.20 “Sub-contractor” refers to another legal person and her/his successor and an assignee with the approval of this legal person who are subcontracted within the contractual scope of supply by the Seller.
1.21 “Installation” refers to on-site assembly of the contractual equipments according to the drawings.
1.22 “Debugging” refers to the whole process of a wind turbine from start running to the completion of the performance acceptance.
1.23 “Equipment Defect" refers to such situations that the contractual equipments (including parts, raw materials, castings and forgings, and original parts etc.) may not meet the requirement of performance and quality standard specified in this contract as caused by design, fabrication error or ignorance of the Seller.

2. Subject of Contract
2.1 The Seller agrees to sale to the Buyer, and the Buyer agrees to purchase from the Seller the contractual equipments for the Buyer’s contractual wind farm.
2.2 Names, Specifications (Types) and Quantities of Equipments
   Name: wind power equipment
   Specifications (Types): GCN1000-59
   Quantity: 50 units
2.3 All the equipments supplied by the Seller shall be totally new, technologically matured, complies with the Nation’s environment protection standard, safe and complete, and is designed according to the standard with performance indicators satisfactory to the guaranteed value requirement as per the appendix 1 herein. Processes and raw materials that expressly prohibited by the Nation shall not be used.
2.4 Composition of the contractual equipment and description of the technical performance shall be referred to the appendix1 herein.
2.5 Supply scope of the contractual equipment shall be referred to the appendix 2 herein.
2.6 Technical data provided by the Seller shall refer to the appendix 3 herein.
2.7 Technical training provided by the Seller shall refer to appendix 4 herein.
2.8 Accessories and special tools provided by the Seller shall refer to appendix 10 herein.
2.9 Transportation and insurance responsible by the Seller shall refer to Clause 6 herein.

3. Scope of Supply
3.1 The contracted supply refers to the upper part above the flange face which is on the top of the tower (includes fasteners of the fixed machine part), and all wires, cables and so forth from the bottom to the machine. The breakdown of the supply scope shall refer to appendix 2 herein.
3.2 The contracted scope of supply includes required number of equipments, relevant technical materials, special tools, spare parts and consumables, necessary oil medium, personnel training and technology specification, transportation and insurance. Any item found during the execution process of the contract, which is missing and deficit and not listed in the invoice but should have been in the scope of supply by the Seller and is necessary for the requirement of the performance guarantee value of contractual equipment meeting technical specifications, the Seller shall be responsible for supplementing all the missing equipments, technical materials, special tools and spare parts, for which the incurred fees the Buyer does bear.

3.3 The contracted supply shall not include the tower frame, tower accessories, device for mounting the internal cable of the tower, bottom wires and foundation under the ground.

4 Contract Price
4.1 The total contract price is 2,475,000,000 Yuan RMB
4.11 Price of contractual equipment
The unit price for each of the contracted equipment is 4,950,000 Yuan RMB, and total contract price of 2,475,000,000 Yuan RMB is for 50 units of the contracted equipment; it includes the taxes, technical data expenses that related to the equipment shall be paid by the Seller; costs for insurance and package of the domestic-made supporting equipments for the contracted equipments as well as the transportation cost from the manufacturer factory to the Seller’s workshop or the Buyer’s site; taxes (tariff, custom, VAT etc) for loading and unloading, insurance, packaging and import of the foreign-made supporting equipments for the contracted equipments as well as the transportation cost from the manufacturer factory to the Seller’s workshop.
4.1.2 Accessories, technical data, technical service fees that stipulated in the appendix; costs for transportation, insurance for the Seller transport the contract equipments to the Buyer’s site shall be included in the contacted equipment price.
4.2 The contract price shall be a the price as per the Clause 3 Scope of Supply and Clause 6 Delivery Condition, and shall be a fixed price within the contracted period.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

5   Payment

5.1   Currency applied in this contract is RMB.

5.2   Terms of payment: bill of exchange or telegraphic transfer.

5.3   The contract price shall be paid in accordance with the following terms:

5.3.1  Within [****] from the effective date of the contract, the buyer shall pay [****] of the [****], i.e. [****], to the seller as advance payment which shall be used for purchasing the spare parts and materials of the contractual equipment by the seller. And the seller shall issue formal financial receipt with corresponding amount.

5.3.2  When the manufacture progress of each set of equipment reaches [****] (namely all the materials of “wheel hub, gear box, generator, main control cabinet, yaw system arriving at the factory for assembly, and the blade” are complete), the seller shall notify the buyer in writing. Buyer shall pay [****] of [****], i.e. [****], to the seller within [****] after receiving seller’s written notice, and the seller shall issue formal financial receipt with corresponding amount. Upon completion of the above procedures, the buyer may notify the seller to deliver the products.

5.3.3  With each set of the contractual equipment arriving at the site, the buyer shall pay [****] of [****], i.e. [****], to the seller within [****] upon inspection and receipt. And the seller shall issue formal financial receipt with corresponding amount.

5.3.4 Within [****] after the completion of the installation and debugging of each set of equipment, the buyer shall pay [****] of [****], i.e. [****], to the seller. And the seller shall issue formal financial receipt with corresponding amount.

5.3.5  After signing the pre-acceptance certificate for each set of equipment, the seller shall issue the VAT invoice with [****] of [****], i.e. [****] [****], to the buyer. And buyer shall pay [****] of [****], i.e. [****], to the seller within [****].

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

5.3.6 After the [****] quality guarantee period of each set of equipment expires, the buyer shall issue the final acceptance certificate of such equipment and pay [****] of [****], i.e. [****], to the seller as quality guarantee deposit within [****]. In case of any issues concerning the compensation or penalty, the two parties shall make settlement of them together with the above payment upon reaching agreement by consensus.

5.3.7 The actual payment date of all the payment time shall be subject to the issue date of buyer’s bank; if the payment is failed to be made within specific period, the buyer shall pay penalty from the specific date according to Article 11.11.

6. Delivery and Transport
6.1 The delivery date and sequence of this contract equipment shall meet the requirement of equipment installation progress and sequence of the project to guarantee the timeliness and completeness of equipment (complete set shall be delivered at the site). Specific delivery plan refers to the appendix 7.
6.2 Model and place of delivery: the delivery shall be taken place on site of the Buyer’s transportation vehicle and to be delivered to the project site of the Buyer.
6.3 The technical data shall generally be delivered via express post. The Seller shall, within [****] after the technical data is delivered, notify the Buyer by facsimile on the post date, post number, list of the technical data, number of the documents and weight, contract number and so on..
6.4 After [****], the ownership shall be transferred to the Buyer while [****]. The Seller shall [****], and the [****].

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

6.5 The actual delivery date of the contracted equipment shall be the date when the goods are [****]. The date shall be the base for the calculation of liquidated damages for delayed delivery.
6.6 Once the Seller completes the production of contracted equipments shall manage the delivery upon receipt of the Buyer’s notification. With [****] after the goods are packed and delivered, the Seller shall notify the Buyer the following materials:
Contract No.;
Goods delivery starting date;
Quantity of goods, codes and price of goods;
Gross weight of goods;
Total volume of goods;
Total packed quantities;
Handing-over railway station/dock name/vehicle license No./ship License No. and waybill No.;
a）Names, weight, volume and quantities of each product exceeding 20 tons in weight and 9m×3m×3m in size. Center of gravity and hoisting point must be indicated for each piece of such equipment (part) with sketches attached.
For special products (equipments or substances having special requirement for environmental factors such as temperature and vibration and explosive, flammable and poisonous substances and other dangerous products), special indications must be made for its name, code, quality, special protective measures, storage method and accident treatment methods.
6.7 Before the ending of quality guaranteeing period, in case that spare parts in the Buyer’s storage for replacing damaged equipment or parts are used because of the damage or potential deflect caused by the Seller’s error or neglect, the Seller shall [****], and the Seller shall [****] with the knowledge of the Buyer.
6.8 The Seller shall provide the Buyer batch by batch with technical materials needed for wind farm design, construction supervision, debugging, test, inspection, training, running and maintenance which satisfy the normal operation of the contracted equipments. The Seller shall give the technical materials to the Buyer with express mail or delivery within [****] after the execution of the contract. Each set of technical materials shall contain one original and six duplicate copies of a detailed packing list.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

6.9 The actual delivery date is considered as the postal mark date on the consignment notice of the postal department. If it is found that technical materials are missed, lost or damaged after checked by representatives of the Buyer or Seller, and not caused by the Buyer, the Seller shall supplement and provide to the site the missed, lost or damaged parts thereof for free within [****] ([****] for urgent affairs) upon receiving notification of the  Buyer. If the Technical materials are missed, lost or damaged because of the Buyer, the Seller shall supplement and provide to the site the missed, lost or damaged parts thereof within [****] ([****] for urgent affairs) upon receiving notification of the Buyer and the fees are born by the Buyer.
6.10 As a result of the Buyer’s requirement on the Seller for postponing the delivery (as the equipments are manufactured and paid according to Clause 5.3.2), the Buyer shall notify the Seller in written and bear storage fee and necessary maintenance fee.
6.11 Any delayed deliver as a result of the Buyer’s delayed payment, the Buyer shall be responsible, and subsequent delivery schedule will be extended accordingly.
6.12 Mailing address of technical data: 4th Floor, 2nd Bldg, #27, Bei Tai Ping Zhuang Road, Haidian District, Beijing, China.
7 Packing and Mark
7.1 All the goods delivered by the Seller shall comply with provisions of the Nation’s standard on packing, storage and shipping direction mark and firm packages applicable to long-distance transport, repetitious moving, loading and unloading specified by the national supervisory organ. The packaging shall be complete and intact during transport, loading and unloading process equipped with vibration-reducing and impact-proofing measures. If the packages can not prevent the equipments from damages caused by vertical and horizontal added speed during transport, loading and unloading process, the Buyer shall solve the problem in the design structure of equipments. The packaging shall be equipped with protective measures for preventing humidity, mold, corrosion and rust when needed according to equipment characteristics. Consider to prevent freezing when in severe winter. Deliver the goods safely to the installation site, ensuring there is no any damage or corrosion of the goods. Before product packaging, the Seller is responsible for inspection and cleaning without foreign things left and guaranteeing complete parts and components.
7.2 The Seller shall clearly mark component No. and part No. in the installation daring for each bulked parts and components within the packing box.

7.3 The Seller shall print the following marks at the four neighboring sides of each packing box in Chinese characters with striking unfading paint.
Contract No.;
Shipment destination/dock;
Names of company for supply and receive;
Name of equipment, set No. and drawing No.;
Box No./Piece No.;
Gross weight/net weight (kilogram);
Volume (length×width×height, expressed with mm).
For goods with or exceeding two tons, the side of the packing box shall be indicated with center of gravity and hoisting point with common mark and pattern for the convenience of loading, unloading and transport. According to the goods features, different requirement for loading, unloading and transport, such words as “gently place” “no upside-down” and “anti-rain” shall be brushed on the packing box.
7.4 For nude packed goods, the above mentioned relevant contents shall be indicated with metal label or directly on the equipment. Large goods shall be equipped with sufficient support or packing cushions.
7.5 Within each packing box, detailed packing list for names of sub-items, quantity, price and set No., qualification certificate and related equipment technical materials etc. shall be attached.  One technical instruction and one quality certificate for product acceptance respectively should be in the packing box of the purchased parts. Another two packing lists shall be sent by mail.
7.6 Spare parts shall be packed respectively according to each set of equipment, and indication shall be made at the external side of the packing box as one-time delivery.
7.7 Spare parts, special tools shall be packed separately according to the Clause 7.3, and shall be marked as “spare parts,” “special tools”
7.8 Bulked parts for equipment of each set shall adopt good packing method and put into suitable box, and send out within one vehicle if possible to reduce transport fees.
7.9 Latticed box and/or similar packages shall be capable of containing equipments and spare parts that may not be stolen or damaged by other substances or rain.
7.10 All ports of all pipes, pipe fittings, valves and other equipments must be protected with covers or otherwise properly protected.
7.11 The Seller and/or other sub-contract shall not indicate any two boxes with one box No.

7.12 For goods with bright and cleaning process surface in need of accurate assembly, the process surface shall be protected with fine and durable layer (no paint is allowed) to prevent the occurrence of rust corrosion o r damages before installation.
7.13 The Seller shall use packages applicable for long-distance, repetitious moving, rain prevention and humidity prevention for the technical data delivered. The cover of each technical material package shall indicate the following contents:
Contract No.;
Names of supply and receiving units;
Destination station/dock;
Gross weight;
Box No./Piece No..
Within each material package, one original and two duplicate copies of a detailed list of technical materials indicating Technical materials’ sequence No., Document Item No., Name and pages shall be attached.
7.14 Where the good are damaged or lost because of the bad packing or keeping of the Seller, anytime or anywhere, once validated, the Seller shall be responsible for timely repairing, replacement or compensation. When the goods are damaged or lost during the transport, the Seller is responsible for negotiate with insurance company and transport-undertaking department, and at the same time shall supplement the goods as soon as possible to the Buyer to meet the demand of construction period.
7.15 The Seller shall make special marks on the special package boxes, package frame, and transportation bracket and so on, which shall be collected back by the Seller after such goods are delivered and counted. The Buyer shall be obligated for assistance.
7.16 Within 5 working days after the equipment transport, the Seller shall inform the Buyer of storage and transport methods with fax and the Buyer shall strictly follow the direction as possible.

8 Technical Service and Liaison
8.1 The Seller shall timely provide such all-through services as relevant technical instructions, technical cooperation and technical trainings for the engineering design, equipment construction supervision, inspection, earthwork, installation, debugging, acceptance, performance acceptance test, running and maintenance. The provision schedule shall be implemented as per appendix 7 herein.

8.2 The Seller shall send representatives to the site of the contractual wind farm to provide technical service and instruct the Buyer through the process of installation, partial commissioning, debugging and start-up according to the Technical materials from the Seller. And the Seller shall also be liable for settlement any problem concerning manufacture quality and performance that arises during installation, debugging and commissioning.
8.3 Both parties shall determine the frequency, time and place of the technical liaison meeting within 30 days after the contract comes into effect.
8.4 In case there are big problems that call for the immediate negotiation of both parties, either of the two parties can propose a meeting and generally the other party shall agree to attend the meeting.
8.5 As to each meeting and other types of liaison, the meeting or liaison minute shall be signed and enforced by both parties. In case the contract terms and conditions are to be amended, it shall be approved by the legal representative or its authorized personnel of both parties and the amended version shall be the standard.
8.6 In case the Seller is to amend the scheme for installation, debugging, running and technical service proposed by the Seller and confirmed by both parties at the meeting, the Seller shall inform the Buyer in written form for confirmation. In order to meet the requirements of site conditions, the Buyer has the right to suggest alteration or amendment and shall inform the Seller in written form. The Seller shall take full consideration and meet the requirements of the Buyer as possibly as it can.
8.7 Either the Seller or the Buyer has the right to distribute the materials related to the contractual equipments provided by the counterpart to all parties involved in the project, and no forms of tort thus arises. However, in no circumstances shall the materials be provided to the third party who is not involved in the project.
8.8 As to the materials of the Seller and the Buyer which are sealed with “CONFIDENTIAL”, both parties undertake the confidentiality liabilities and obligations.
8.9 In case the Seller’s sub-contractor needs part of the technical service related to the contractual equipments or works in the site, it shall be organized by the Seller and approved by the Buyer. All the expenses shall be borne by the sub-contractor itself.
8.10 The Seller (including subcontracting and outsourcing) shall undertake the full liability for supply, equipment, technical interface and technical service that are confirmed by the Seller and relating to the contract.

8.11 As to other equipments connected with the contractual equipments, the Seller is under the obligation to provide interface and technical assistance, for which expenses occurred in addition to the contract shall be borne by the Buyer.

9  Manufacture, Quality Control and Inspection
9.1	Manufacture
9.1.1	Seller’s manufacture, assembly and debugging of the contractual equipment shall be strictly in accordance with the design drawing, technical standard and process requirements.
9.1.2
The raw material, parts and auxiliary equipment, outsourcing processing piece purchased by the seller for the contractual equipment shall get through the acceptance in accordance with the drawing, technical requirements and corresponding standards before putting it into operation.

9.1.3	During his manufacture of the contractual equipment, the seller shall make detailed records on the process flow strictly according to the process requirements.
9.2	Quality control
9.2.1	Seller shall carry out all-through quality control on the manufacture of the contractual equipment strictly according to ISO9001 Quality Management System.
9.2.2
Seller shall, in accordance with the quality requirements of the contractual equipment, following the process flow, compile the quality control point, quality control outline and quality control recording form during the production, to make the production quality control meet the quality function of the products.

9.2.3
Seller shall, on the basis of the contractual equipment quality control outline and in accordance with the quality index of all quality control points, carefully fill the quality control recording form, to make it serve as the basis for judging the qualification of the products.

9.2.4
With the completion of factory manufacture of the contractual equipment, as well as the installation, debugging and acceptance of the wind farm fan, the seller shall conduct all-round tracking management on the quality condition, timely feed back quality information and take active measures on correction and precaution.

9.3	Inspection
9.3.1
The raw material, parts and auxiliary equipment, outsourcing processing piece purchased for the contractual equipment shall get through strict inspection; their performance, dimension and other technical indexes shall fully meet the design requirements.

9.3.2
During the assembly of the contractual equipment, inspection shall be strictly carried out in accordance with the process requirement. With the completion of the assembly, item-by-item inspection shall be carried out in accordance with the factory’s debugging outline, and only the qualified equipment can leave the factory.

9.3.3
After receiving buyer’s delivery notice, the seller shall transport the contractual equipment to the buyer’s designated place. Then sell’s personnel shall hand over the equipment to the buyer’s personnel and take photo for filing, as well as sign the equipment transfer sheet which shall be kept with due care by the buyer.

9.3.4
After the erection of the contractual equipment on site is completed, sell’s personnel shall carry out debugging on the equipment according to the site debugging outline, make detailed inspection records, issue the test report and sign pre-acceptance certificate.

9.4
Buyer shall be entitled to make quality supervision on the whole process of the manufacture, installation and debugging of the contractual equipment without any impact on sell’s normal production in general; be entitled to get acquaintance, review and copy the examination & test report and result, as well as provide convenience to the working and living.

10	Installation, Debugging, Trial Run, Acceptance and After-sale Service
10.1
The buyer shall implement the installation, running and maintenance in accordance with the technical materials, inspection standards and specifications provided by the seller. And the seller shall dispatch personnel to participate in if necessary.

10.2	When the buyer’s project site is well prepared for installation, he shall notify the seller’s personnel to participate in writing.
10.3
Before the installation of the contractual equipment, seller’s and buyer’s personnel shall make confirmation on installation method and requirements, as well as participate in the all-through installation. Besides, they shall jointly carry out necessary inspection to the installation quality and sign the installation completion document.

10.4
After the installation of the contractual equipment is finished, the seller shall dispatch personnel to carry out debugging and trial run for the set. Seller shall be responsible for the debugging of the single machine system and buyer shall be responsible for the debugging of the wind farm system. Seller shall solve equipment problems during the debugging as soon as possible. The time needed for solving equipment problems shall not exceed 2 month; otherwise it will be treated as delaying construction period if the time delay is attributed to the seller.

10.5
Acceptance test shall be conducted after the debugging of all the sets is completed, and the sets run safely, consecutively and stably for 500 hours without fault. The buyer is responsible for this acceptance test and the seller participates. After the performance acceptance test is completed, the buyer shall sign the contractual equipment performance pre-acceptance certificate with the seller within 10 days. If the contractual equipment can not reach one or several indexes specified in Appendix 1, it is treated according to Article 10.6 and 11.7.

10.6
If the first performance acceptance test can not reach one or several performance guarantee values specified in Appendix 1, both parties shall analyze the reasons together and clarify liabilities which shall be born by the responsible party for taking measures, and conduct the second acceptance test within 3 months after the completion of the first acceptance test.

10.7
After the second performance acceptance test, if there are still one or several indexes that can not reach the performance guarantee values specified in technical specification of this contract, both parties shall study and analyze reasons together and clarify liabilities: if it is attributed to the seller, Article 11.7 of the contract shall be executed; if it is not attributed to the seller, this contractual equipment should be considered as passing the performance acceptance, and within 10 days thereafter, the representative of the buyer will sign the performance acceptance certificate of this contractual equipment together with the representative of the seller. But the seller is still obligatory to take measures with the buyer to make the performance of the contract equipment to reach the guarantee value.

10.8
After 6 months from the arriving date of the contractual equipment, if the trial run installation, debugging and performance acceptance test of the contractual equipment can not be carried out attributed to the buyer, it shall be regarded as passing the final acceptance, and within 10 days hereafter, the buyer shall sign the final acceptance certificate together with the seller. After 12 months, it shall be regarded as passing the final acceptance, and within 10 days hereafter, the buyer shall sign the final acceptance certificate together with the seller.

10.9
360 hours after the stable running without any fault of the contractual equipment, if the delaying period of the performance acceptance test caused by the buyer exceeds 5 days, within 10 days thereafter, the buyer shall sign the performance acceptance certificate of the contractual equipment together with the seller.

10.10
Whether the performance acceptance test of the contractual equipment is made once or twice, the buyer shall be handed over to the buyer for running and management, as well as necessary maintenance as required from the issue date of the preliminary acceptance certificate. The buyer shall issue the final acceptance certificate within 5 days after 24 months from the issue date of the pre-acceptance certificate.

10.11
After the circumstance in Article 10.8 occurs, the seller shall assist the buyer to conduct the equipment’s installation, debugging and first performance acceptance test as required in the contract. If the second performance acceptance test is required, buyer shall pay expense to seller as calculated according to Article 10.12.

10.12
Anytime during the process of executing the contract, for the request of the seller on checking testing, retesting, repairing or replacing work out of the need of the seller’s responsibilities, the buyer shall make arrangement to cooperate with the above mentioned work. The seller shall bear fees for repairing, replacement or labors. If the seller entrusts constructor of the buyer to process and/or repair and replace equipment, or there is re-work caused by the error of the design drawings of the seller, instruction errors of the seller, the seller shall pay fees to the buyer according to the following formula: (all the fees are calculated according to the rate at the time when the fees happen). Similarly, if the seller shall carry out the above work additionally attributed to the buyer, the buyer shall bear the corresponding expense.

The expense calculation formula is as follows:

P=ah+M+cm

Among which: P – total fees (Yuan)

a – labor fee (Yuan/hour · person)

h – person time (hour · person)

M – material fee (Yuan)

C – set & shift number (set · shift)

M – set & shift fee for each equipment (Yuan/set · shift)

10.13
Seller shall agree that after the final acceptance of each set of equipment is completed, he shall continue to provide the seller with spare parts to maintain the contractual equipment’s normal running. If the seller intends to stop providing or can not provide some of the spare parts, the seller is liable for notify the buyer in advance, so that the buyer shall get sufficient time to seek for appropriate suppliers for the spare parts needed. Besides, the seller shall also provide the drawing, technical specification and any other necessary assistance.

10.14
After the pre-acceptance of each set of equipment is completed, when the buyer carries out the shutdown inspection and repair, the seller is liable for dispatching technician to participate in such inspection upon buyer’s requirements at any time.

11 Warranty and Claim
11.1 The warranty period shall be within 2 years since the pre-acceptance certificate of each set of equipment is released. The 2 parties could sign the final acceptance certificate within 10 days after the expiration of the warranty period, triple copies of both original and duplicate. Seller will not guarantee the cost caused by abnormal operation or maloperation as well as normal wear.
11.2 Seller guarantees all the equipment to be supplied under this contract is fresh new. Equipment must be fabricated with advanced, mature technology and best quality. Equipment must demonstrate reliable and economical operation and is easy for maintenance.
11.3 Seller guarantees the technical materials to be provided as required in the technical specification under the contract are integral and the contents are correct and accurate. Such documents must accommodate design, installation, commissioning, operation and maintenance of contract equipment.
11.4 During performance of contract, if the equipment provided by seller is found defective and Technical materials are of mistakes or rework or scrap due to negligence by technicians of seller, seller should immediately make repair or replacement at its own cost. If replacement is needed, seller shall take over all the costs to be incurred from occurrence to the installation of new equipment is completed.
11.5 If the buyer fails to follow the technical document, drawings, instructions or follow the instructions given by site service technicians of seller while carrying out construction, installation or commissioning and such actions lead to equipment damage, the buyer will assume responsibility for replacement and repair. However, seller has the obligation to provide needed replacement parts. For parts urgently requested by the buyer, seller should arrange the fastest delivery at its own cost.

11.6 Within 30 days after the each party receives the claims form, they should send the claims in written form, or it will be considered accept.
11.7 If equipment fails to maintain requirement as specified in the specification for the warranty period due to fault on side of seller, then the buyer has rights to make claim. Seller should take possible actions within 1 month of the notice. If such actions fail, the seller shall pay a penalty according to the power curve (appendix 9), 1% of unit price of equipment as penalty in case 1 point decreasing in the power curve referring to the contract, however is maximum 5% of the total value of the goods. After seller pays penalty, it still has the obligation to provide technical service to the buyer and take all the possible actions needed to maintain performance of such equipment.
11.8  For serious defects with contract equipment during warranty period due to fault on side of seller, that is, five main components (blade, gear box, generator, yaw system, and electrical control system) cannot continue the operation due to such defects and need to be replaced as a unit, then the warranty period for such components will be prolonged starting from the date of replacement.
11.9 If seller fails (except for force majeure) to deliver the goods to the schedule in the contract not because of the fault on side of the buyer, the buyer has rights to claim penalty against seller based on following rates:
A. When delivery is delayed for 1-4 weeks, for each week, the penalty is 0.20% of the delayed amount.
B. When delivery is delayed for 5-8 weeks, for each week, the penalty is 0.30% of the delayed amount.
C. When delivery is delayed for over 8 weeks, for each week, the penalty is 0.50% of the delayed amount.
For above calculation, if the delay is less than 1 week, then it won’t be used in the calculation. However, total of the penalty from the delayed delivery of equipment under the contract will not exceed the total amount of contract equipment by 5%. Price reduction or indemnity does not relieve seller of his reliabilities during warranty period. Seller paying penalty does not relieve seller of the obligation to continue the delivery of contract equipment. 11.10 If additional costs occur to seller due to delay to civil, mechanical or electrical works, the seller will make claim request to the buyer. Such compensation will include labor cost, travel cost, inventory, maintenance cost and cost caused by all the above items. The time period for maintenance, inspection and acceptance shall be prolonged accordingly.
11.11 The seller shall pay for the advanced payment, progress payment and final payment according to the contract on time after the contact is valid, (the calculation time shall be the date seller receives the payment). If the buyer fails to pay for the relevant money on time, the seller can delay the delivery and the period for installation and maintenance, the inspection and acceptance date will be prolonged accordingly. Besides, the buyer shall pay for the penalty to the seller according to the following provisions:

A. When payment is delayed for 4 weeks, for each day, the penalty is 0.30% of the delayed amount.
B. When payment is delayed for 4-12 weeks, for each day, the penalty is 0.40% of the delayed amount.
C. When payment is delayed for over 12 weeks, for each day, the penalty is 0.50% of the delayed amount.

12 Insurance
12.1 Seller shall insure the goods at their cost against damage in transport upon the contract covering 100% of invoice value against all risks in favor of the setters. The insuring transport is from the seller’s factory to the buyer’s site. (Discharging not included)
12.2 Seller will pay all the insurance for the people they sent to site.

13 Taxes and fees
13.1 Seller shall pay all the taxes and fees rated to this contract in accordance with applicable national tax laws, codes and regulations.
13.2 The prices contained in this contract are tax included. Taxes and fees for equipment, technical materials, service (including transportation) and imported equipment/parts are all included in the contract prices and will be paid by seller.

14 Subcontracting and outsourcing
14.1 The rights and obligations of the contract may not be assigned in whole or in part without the prior written consent of the other party.
14.2 The five major componets of wind turbine shall not be subcontracted at one’s option. In case the subcontractor shall be changed, the seller shall have the written consent of the buyer on the contents and ratio of subcontract items.
14.3 Technical service for the outsourcing materials/components/equipment under subcontract will be handled according to clause 8.9, 8.10 and 8.11.
14.4 Seller assumes all the liabilities for all the subcontracted outsourcing materials/components/equipment under the contract.
14.5 Seller has the right to purchase itself qualified materials/components/equipment etc.in high performance.
14.6 The buyer has the rights to access workshops or other places at designated subcontractors and suppliers to investigate their ability and quality. The seller shall cooperate any investigation.

15 Change, modification, suspension and termination of contract
15.1 Once contract becomes effective, neither party is allowed to make and unilateral and arbitrary modification to contracts (including appendices). But under normal circumstances, either party could offer a proposal of change, modification, suspension and termination of contract and should be consent and signed by both parties. It should present a detailed description if there’s any change or modification on price and/or delivery date of the contract. After the unanimous consent of both parties, this Agreement will come into effect upon signature.

15.2 In case either party has violation or refuses to perform the contract, the other party will notify such party in writing. The violating party will within 15 days of the notice will make corrections to such violations or refusal. If corrections cannot be corrected in 15 days, correction plan is needed. If correction fails or correction plan cannot be proposed, the other party will reserve the rights to terminate in partial or in full the contract. For such termination, the other party will not issue change order. All the costs, fees and claims incurred from this will be the liability of the opposite party. If there are other clauses available with regards to such violation, such clauses will be applied for.
15.3 During term of contract, if the contract cannot be further performed due to change to national planning, the seller and/or the buyer can propose to the other party to terminate or modify affected clauses.
15.4 If the returned goods are requested by the buyer during term of the contract, the buyer will pay penalty to the seller. Such penalty will be 10% of the amount for returned equipment. Also losses caused to seller will be paid to the seller.
15.5 If the equipment cannot be delivered due to fault on seller side, the seller will pay penalty to the buyer. Such penalty will be 10% of the amount for returned equipment. Also losses caused to the buyer will be paid to the buyer.
15.6 In the event of termination of contract caused by force majeure, the seller shall be held responsible to safekeeping all the buyer’ documents, information, equipments and materials before the buyer taking them away. And all the expenses shall be covered by buyer. In case of termination of contract in part, the other part of contract shall be still valid.

16 Force Majeure
16.1  Force Majeure means that when signing the contract , the incidents unforeseeable , unavoidable , and unsolvable , including but not limited to severe natural disaster or calamity (such as typhoon , flood , earthquake , fire or explosion etc.) , war (no matter declared or not) , rebellion , commotion etc . Any party of the contract , because of force majeure, and execution of the contract was influenced , will delay the time limited of pursuing the obligation of contract with the time limit equal to the duration of force majeure , but can not adjust the price of the contract due to delay caused by force majeure.

16.2 The party influenced by force majeure should notify by fax about the detail of force majeure to the other party after happening of force majeure, and within 15 days delivered the proving documents issued by the authority to the other party, the party influenced should try his best to reduce the influence and the delayed caused, once the influence of force majeure is finished, he should notify the other party.
16.3 If both party estimate that the influence of force majeure might be prolonged to over 120 days, each party should solve the execution problem of this contract through friendly negotiation. (including delivery, installation, commissioning and acceptance etc.).

17 Settlement of Dispute of the Contract
17.1 All disputes in connection with this contract or the execution thereof shall be settled amicably through negotiation. In case no settlement can be reached, they may be submitted to arbitration by the higher level sector. In case still not settled, they may then be submitted to arbitration by the arbitration institute. The arbitration award shall be binding upon both parties.
17.2 Unless otherwise agreed, the contract shall be continuously executed during the course of arbitration except the part which is under arbitration.
17.3 Place of arbitration: Beijing
17.4 Arbitration institute: Beijing Arbitration Commision

18 Execution of contract and valid period
18.1 The contact shall come into force upon the formal signature and stamp of the two parties. (The authorized representative shall offer written authorization )
18.2 Validity: from the date that the contract comes into force to the date that all the acceptance certificate of all equipments are released, all settlement of claims and the payment are done.

19 Others
19.1 The contract is ruled by People’s Republic of China law.

19.2 The appendices of the contract are integral parts of the contract. The contract and the appendices is equally authentic.
19.3 The documents, information disclosed by parties shall not be disclosed to any third party unrelated to the contract, only if used by two parties executing the contract.
19.4 The rights and obligations of the contract may not be assigned in whole or in part without the prior written consent of the other party.
19.5 Seller guarantees that when the buyer using the goods or any part of the goods, not be impeached by third party for violation of his patent right, brand right or industrial design right. When any third party raises compensation for violation, the seller should inform the buyer as soon as possible in 7 days and response to the third party for settlement, and should bear the legal and economical responsibilities caused hereinafter.
 19.6  Any mail communication notification or requirement , if is written formally and sent to the following address by people , or registered mail , air mail , telecommunication or fax , after getting confirmation by the people of other party and/or by communication equipment , will be deemed as having been formally accepted by the other party.
19.7 For the contents of the contract, the Chinese version shall prevail. All the documents, technical information, specification, meeting minutes and mails etc related to the contract. shall be written in Chinese, and the standard will be Chinese.
19.8 This contract is made out in four copies, two held by each party in witness thereof.

Party A(the buyer): Guoneng Fengshen (Beijing) New Energy technology Ltd. Ltd.

Legal representative (signature):
Date :

Party B(the seller): Wuhan Guoce Nordic New Energy Co,.Ltd

Legal representative (signature):
Date :

Appendix 1：Description on composing and technical performance of contractual equipments

1. Spec. & model

Guoce Nordic GCN1000-59 system is grid connection Wind Turbine Generator System. Its rating power is 1.0MW, consists of horizontal axis, double blades, drum-type tower with upwind. Its service life of design is 20 years.

2. Technology description

Design aims of GCN1000-59 is translating wind energy into electric energy adopting wind turbines of structure much lighter and simple than the traditional design. In this way it can compete with other wind turbines and energy source.

Material quantity used for wind generator should be direct proportion with the load born by the wind generator, thus the material utilization quantity must be the least. Fatigue loading during the normal operation is mainly limited by design of blade, wheel hub and yawing system.

Main function of yawing system is to make the blower fan towards the correct wind direction. Simultaneously, provide flexible damp connection for nacelle and turbine tower. Flexible and good damp design eliminates vibration accumulation caused by any load in the structure. At the same time, characteristics of the selected generator enables the possibility of reducing vibration generated by driving torsional moment; otherwise, the driving torsional moment will generate strong vibration under the impact of turbulent flow and shear wind.

When the Wind Turbine Generator System stops in the maximum wind speed, blower fan design must consider the ultimate load, ultimate load keeps a direct proportion with the exposed area in the wind. Two blades design under this environment has the least exposed area in the wind. According to the calculation of static state load, the load of blower fan under other situation is the same as the above: for example, over run in case of electric grid failure, fast change of wind direction and etc.

The Wind Turbine Generator System belongs to slender design. Blade, turbine tower and other parts are easy to generate vibration. In order to maintain low load, calculating carefully the characteristic frequency of all parts and aforesaid attenuation yawing system and generator vibration are very necessary. For the purpose of better dynamic characteristic of wind generator, the complicated service condition of the entire wind generator will need a large amount of computer calculation and simulation.

The fixed pitch speed loss type power regulation and control under high wind speed is an important character to realize simple design. Other important simple design will be realized through the integration of yawing system (this system doesn’t need very expensive yawing brake device commonly used in other large wind generator) and principal axis gear-box.

Chassis design provides a compact structure for blower fan, round section steel chassis connects with the gear casing with flange.

All the above-mentioned characters enable total weight of blower fan with double blades oscillation axis design 30% less than other wind generator with the same power.

Det Norske Veritas has authenticated the design.

Blades

Blades are made of fiber glass reinforced resin. Bolt to the wheel hub through steel strap crimp connection to the blade root. Paint the external plastic resin layer of blade into grey and polish, and reduce air resistance.

Blade tip can be rotated through internal device, and stop the blower fan operation if necessary. Prevent the deflexion of blade tip through hydraulic pressure column of wheel axle under normal operation. The blade tip rotation can become spoiler through releasing the pressure of hydraulic cylinder if necessary.

Blade lightning protection is designed according to standards of IEC 61400-24 Ed 1.

Hub

Design of wheel hub is compact with lighter weight, and distance from principal axis of gear-box to the center of wheel hub is short. Wheel hub is made of nodular cast iron. The so-called rocker design reduces the fatigue load of the entire wind generator.

Hydraulic pressure component in the wheel hub can control the blade tip, which can be overhauled through the manhole on the wheel axle. Power is supplied through slip ring. Elliptical hole on the blade flange can adjust the blade angle of attack. When maintenance is required, wheel hub can be locked.

Gear-box

Planet gear-box will increase low rotating speed of impeller to high rotating speed suitable for the generator operation. Gear-box includes also principal bearing, which makes the wind generator very compact. Gear-box flange is connected to the chassis composed with pipes. Adopt splash lubrication and realize heat emission by connecting radiator of generator with liquid heat emission circulation. Temperature sensor indicates oil temperature and closes the wind generator when oil temperature is too high. Sensor measures oil tank temperature and fast bearing temperature. Two system of heating devices installed on the oil tank area in order to preheat lubricant in cold weather.

High-speed shaft and machinery brake

Counter shaft is connected with brake disc and two flexible brake sheets. Two brake sheets adopt brake pad without asbestos. When hydraulic pressure device is releasing (passive system) , brake sheet closes through spring. Control system will monitor the abrasion and malfunction of brake sheet.

Chassis and support cylinder

Steel welding round column chassis is very compact, and easy to be manufactured. Gear casing flange is connected to the front side of chassis, generator is connected to the back side of chassis, and lower part of chassis connects with yawing bearing through elastic material. Elastic material is used for absorption of vibration, so as to prevent the vibration of gear casing and generator being transmitted to the turbine tower, otherwise it may generate noise. Maintenance personnel can realize maintenance through manhole on the yawing bearing and chassis.

Nacelle

Nacelle provides an indoors maintenance space with a standing height for the maintenance person. The nacelle is bolted with upper part and lower part made of fibre glass reinforced polyester. The bottom of the nacelle should cover with non-slip mat; wall and ceiling in the nacelle have covered with materials that can absorb sound.

Prominence of chassis top can transfer equipment through door at the end of nacelle or the turbine tower. It can also be used to decrease the blade on the ground. Port at the end can use survival equipment for life rescue under emergency situation, such as, internal fire. There is a heat exchanger on the external top of nacelle for emitting surplus heat of gear casing and generator. The lightning rod and wind speed anemoscope are installed on the external top of nacelle. These equipments on the top can be maintained through the door of nacelle top.

Nacelle has set personnel safety rope tying point, including safety rope tying points to entering the nacelle and top.

Sealing of the nacelle is good, which can prevent the entry of blowing dust with reliable rain proof and moisture resistance.

Yawing system

Chassis is connected with nacelle through yawing bearing, and realize blower fan towards wind direction. Three planet gear-box will operate on the inside gear of yawing bearing driven by hydraulic motor.

Under all operation conditions – yawing or not yawing - yawing system realizes small breadth and damped weaving movement of the entire wind power nacelle. Only when maintenance is required, yawing system will be locked and no movement is allowed.

The yawing system has automatic unmooring function, the setting condition of yawing counter can guarantee automatic unmooring and reset after the cable reel, simultaneously, the system has set cable reel protection device, once the automatic unmooring function is failure, while cable reel to certain extent, the cable reel protection device will send accident signal of emergency stop.

Electric system

The electric system includes slip adjustable single speed asynchronous generator, inside variable resistor connects rotor coil. Slip range 1-5%, generator adopt liquid cooling method.

Power can be transmitted to the tower bottom through flexible cable enwinding to two directions.

Turbine tower

Column cone shaped turbine tower is welded with steel sheets. Maintenance personnel enter from the door on the ground. Vertical ladder is set in the tower, which is equipped with drop safe guardrail. Clean the surface of turbine tower by sand-sweeping and paint for corrosion protection, and color should be the same with blade.

According to the different situation on the spot, equip turbine tower with different height, so as to adapt to the situation on the island, bank and sea.

Control system

Control system is based on a microprocessor. Control system controls the operation of entire wind generator, as well as the wind generator stillness or idling in breeze, connect with generator under normal rotating speed, adjust orientation and wind direction of wind generator, and unmooring (by rotating the nacelle) if necessary, control all functions, turn off the blower fan in case of emergency or wind power too strong. Connect the blower fan control system through telephone line by using a set of PC with modem.

If the brake moment of generator disappears, if electric component failure or electric grid fluctuation, the blower fan will accelerate to high rotating speed. The control system can safely handle these situation and brake through complicated steps. The control system will send out common stop instruction if any parameter failure, such as electric grid voltage (electric grid failure), rotating speed, power, temperature, vibration and etc. Emergency stop will be implemented in case of control system failure through “Watch-dog” function. Control system machinery brake can be realized through cutting off the power of hydraulic pressure solenoid valve by releasing blade top hydraulic cylinder pressure. Blade tip acts through centrifugal force, while brake sheet acts through mechanical spring. When electric grid fails, brake will start due to power off. Any action of machinery brake or blade tip spoiler will make the wind generator to reduce to safe low rotating speed.

The final safety measure is that there is a safety valve in the hydraulic pressure component of wheel hub, it will release oil in the oil cylinder to control blade tip if hydraulic pressure is too high, at this time, and the blower fan stays in over speed status. And then spoiler function will reduce the blower fan rotating speed.

Hydraulic system

Hydraulic system mainly consists of hydraulic pump station, oil circuit, control component and actuating mechanism to be as the power of brake device. Brake device is installed on the fast axis, brake disc material should comply with the requirements of low temperature, and dynamic balancing test should be made before ex-factory. The unit has equipped with two independent brake system, so as to guarantee that any condition of the wind generator unit (including load off of electric grid failure) and wind wheel rotating speed stops at maximum rotating speed. Blade tip spoiler operates based on aerodynamic force principle, which will be used directly on the ferries wheel.

Lightning protection system

Figure of nacelle lightning protection system

Figure 8

Design standards of lightning protection system IEC 61400-24 Ed 1. The following part describes the entire system:
(1)
Blade will install standards lightning protection device of Denmark LM Company in the vicinity of blade tip. Receiver will connect with blade root through cable. Blade root will connect with wheel hub through cable.

(2)	Wheel hub connects with grounding end in the main control cabinet through slip ring.

(3)	Nacelle top device lead cooling water to air cooler, wind power sensor grounding（lower part of nacelle).

(4)	Generator will earth through main control cabinet. Main control cabinet includes also the rheostat installed between generators and grounding. Rheostat exists between 220V and grounding.

(5)	Chassis connects with foundations through special cable.

(6)
Main control cabinet of electric apparatus connected with grounding steel bar to the foundation. Main control cabinet also includes rheostat installed between generator and grounding. Rheostat exists between 220V and grounding. If any over pressures, rheostat connects quickly with grounding.

(7a)	Diameter to connect foundation cable 185 mm2

(7b)	Nacelle connects with turbine tower through slip ring

(8)	Fast axis electric separation

Figure of lightning protection system of tower foundation

Figure 9

(9)	Grounding cable diameter connecting to foundation is 185 mm2.

(10)	Grounding cable diameter connecting to transformer is 240 mm2. Transformer Y connects at 690V side.

(11)	Turbine tower flange connects with grounding steel bar of power distribution cabinet of the turbine tower.

(12)	Grounding steel bar will be installed in the cabinet of the tower bottom and install breaker.

(13)	Grounding copper wire ring. If other grounding system will be selected, the grounding copper wire ring can be replaced.

Monitoring

The operation of wind generator is realized through the panel installed at the nacelle and tower bottom and LCD display. These controls include starting, switch-off, switching to manual mode and confirmation of error message. These functions may also be fulfilled through remote telephone line. Monitoring system also provides basic parameter statistics for generator’s run including generating capacity, wind power and failure history etc.

Electric connection

The system adopts generator -transformer group wiring mode, box transformer will be outlay.

Frequency: 50Hz (+2/-2Hz)

Voltage: Un±10%
Flicker: GB12326
Harmonic wave: GB/T14549

Noises

Sound power                    104 dB(A)
40dB (A) distance        470m

Electric system diagram

Figure 11: Main components of electric system

3. Collectivity technical data of Wind Turbine Generator System

No.	Description	Unit	Specifications
1	Wind Turbine Generator System
1.1	Manufacturer		Wuhan Guoce Nordic New Energy Co., Ltd.
1.2	Model		GCN1000-59
1.3	Rated power	kW	1000
1.4	Impeller diameter	m	59

1.5	Cut-in wind	m/s	4
1.6	Rated wind speed	m/s	15
1.7	Cut-out wind speed (10min mean value)	m/s	21
1.8	Cut-out limit wind speed(5sec mean value)	m/s	30
1.9	Maximum wind speed proof (5sec mean value)	m/s	55
1.10	Design service life	year	20
1.11	Operating temperature	°C	-40—40
1.12	Quantity installing the same type of blower fan (China)	Set
2	Blade
2.1	Blade material		Fiber glass reinforced resin
2.2	Blade amount	Piece	2
2.3	impeller rotating speed	rpm	21.03
2.4	Blade length	m2	28.3
2.5	Swept area		2733
2.6	Rotation direction (look from the upper wind)		Clockwise
3	Gearbox
3.1	Number of gear stages		3 grades, 2-stage star, 1 stage parallel axes
3.2	Transmission ratio of speeding increase gearbox		73.458
3.3	Rated power	kW	1000
3.4	Model of lubricant		Mobil SHC 630
3.5	Lubrication type		Oil-splash lubrication
4	Generator
4.1	Type		Asynchronous generator
4.2	Rated power	kW	1000
4.3	Rated voltage	V	690
4.4	Rated frequency	Hz	50
4.5	Rated rotating speed	rpm	1560
4.6	Rated slip		4%
4.7	Power actor (cosφ)		0.98-1 (capacitance compensation)
4.8	Protection degree		IP54
4.9	Lubrication methods		Charge lubricating grease periodically
4.10	Model of lubricating grease		Mobiltemp 1
5	Brake system
5.1	Primary brake system		Pneumatic brake of blade tip
5.2	Secondary brake system		Fast axis mechanical disc brake
5.3	Brake protection mode		Hydraulic release /decompression brake
5.4	Hydraulic oil Model		Mobile SHC 524
6	Yawing system
6.1	Type /design		Hydraulic drive
6.2	Control		Passive /initiative wind
6.3	Lubrication methods		Charge lubricating grease periodically
6.4	Lubricating grease Model		Mobilux EP2
6.5	Yawing speed	Degree /second	1~2

6.6	Anemoscope model		Thies 4.3518.00.000 NPN with heating
6.7	Weather blade model		Carlo GavazziDWS-D-DDC13 with heating
7	Compensation Capacitor
7.1	Rated capacity		kVAr / 336
7.2	Number of group		8
7.3	Rated output power factor		>0.99
7.4	75% of rated output power factor		>0.97
7.5	50% of rated output power factor		>0.96
8	Lightning protection
8.1	Lightning design standard		IEC 61400-24 Ed 1
8.2	Lightning protection measures		Lightning protection for blade tip and etc.
8.3	Grounding resistance of blower fan	Ω	≤4
9	Tower
9.1	Type		Welding steel pipe, painting
9.2	Top /bottom diameter	m	1880/3200
9.3	steel plate	mm	10-20
9.4	Tower material		S355 J2G3
10	Color of appearance		RAL7035
10.1	Weight
10.2	Nacelle (excluding impeller )	t	29
10.3	Generator	t	4.5
10.4	Speeding increase gearbox	t	10.5
10.5	Blade	t	8.8
10.6	Impeller	t	17
10.7	Tower frame (70m)	t	58

Appendix 2 Supply scope of the seller and itemized price

1.	1. Seller’s Supply Scope

Description	Qty.	Unit	Remarks
01 Nacelle		No.	Excluding the tower barrel
02 Blade		Set
03 Connecting bolt between the wheel hub and blade		Set
04 Central monitoring and remote monitoring software		Set
05 Connecting bolt between the nacelle and turbine tower		Set
06a Connecting bolt between the turbine towers		Set
06b Connecting bolt between the turbine tower and foundation ring		Set
06c Electric power in turbine tower and the electric fittings of control cable		Set	Excluding the fixing devices
06d Equipped with climbing aid equipment in the turbine tower		Set	Option
07 Transportation and insurance		-	Free on truck on the field
08 Micro-location selection		Wind farm
09 Basic tower barrel design		Wind farm
10 Assisting instructions for foundation construction		persons/day	1st foundation

11 Assisting instructions for turbine tower manufacture		persons/day	1st turbine tower
12 Field installation instructions	1/set	persons/day
13 Debugging and commissioning	4/set	persons/day
14 Labor cost in 2-year guarantee period (3 times in the 1st year, 2 times in the 2nd year)	2/set	persons/day
15 Factory training at home (for 5 persons and lasting 5 weeks)		persons/week
16 Spare parts (two years after the guarantee period)		Set
17 Consumables(within two-year guarantee period)		Set
18 Special tools		Set
19 Field training		persons/day
20 Design liaison meeting		times

Foundation design and technical instruction of foundation construction

The seller designs the foundation drawing and is responsible for the quality. Make foundation design, submit foundation construction drawing and technical specifications and grounding design, and disclose foundation design and dispatch technicians to the site to offer all-the-way technical instruction to each construction unit (not more than two at most) for the construction of the first foundation and put forward suggestions and advice to the buyer for the problems found during the construction process according to the survey report of soil at each engine location. For other foundations, the buyer shall strictly construct according the procedure and requirement of the first foundation construction. Technicians of the seller will go to the site regularly and propose suggestions and advice to the buyer according to construction situation in written form.

Micro-location selection

The seller selects the site for wind generator according to the terrain and wind-measuring materials offered by the buyer. The selected Micro-location should try to maximum annual generating power of wind farm, and the error of different wind generator’s generating power does not exceed 10% at equivalent conditions. If it is restricted by the site terrain and area and the calculated productivity of any chosen generator location does not reach the requirement of being below 10% in error, the seller shall inform the buyer and solve the problem through negotiation. The seller offers the calculation of the annual generating power by each wind generator according to the Micro-location selection.

Technical instruction of design and fabrication of turbine tower

The seller submits design drawings and technical specifications of turbine tower and is responsible for the design quality. The seller discloses and communicate materials about turbine tower design/fabrication and dispatches technicians to the manufacturing plant the site to offer all-the-way technical instruction to each manufacturing plant (not more than two at most) for the first foundation and put forward suggestions and advice to the buyer for the problems found during the manufacturing process. For other turbine towers, the buyer shall strictly construct according the procedure and requirement of the first turbine tower manufacturing. Technicians of the seller will go to the factory regularly and propose suggestions and advice to the buyer according to manufacturing situation in written form.

Technical instruction of hoisting operation of the system

The seller is responsible for hoisting the generator system, including drawing up hoisting design and plan, hoisting worker and preparation of equipment. The seller shall propose suggestions and advice about the hoisting design and plan to the buyer and dispatches technician to the site within the time designated by the buyer to offer technical instruction about hoisting of generator set. When hoisting the first set, technician of the seller must provide all-the-way technical instruction and put forward suggestions and advice to the buyer in written form according to the hoisting situation after the hoisting is over.

Installation, debugging and reliability operation of the generator system

Installation, debugging and reliability operation of the generator system shall be completed by the seller who is responsible for the quality. Adjustment of equipment shall be completed by the foreign side. The buyer shall dispatch workers for cooperation if the seller requests.

Production and connection of 690V dynamic cable joints of each section of turbine tower, connection between liaison interface within the system and cable of central monitoring system, production and connection of 690V transmission cable joints connected to the low-voltage distribution cabinet and box transformer substation entering the generators from outside of generators are finished by the buyer, and the seller offers technical instruction.

During the installation, debugging, reliability operation process, the seller shall inspection for failure, analyze reasons, eliminate failures and replace damaged parts if failure and damage appear due to the seller’s reason.

Monitoring system must be fully functional and put into normal use before the first generator goes into reliability operation.

Quality guarantee period

After the system pass reliability operation that is consecutive, unfailing, safe and stable for 360 hours and the pre-acceptance certificate is issued, the seller begins to offer quality guarantee period service in accordance with the contract, including guarantee of availability and power curve, failure inspection and elimination and repair of system, replacement of damaged parts, regular maintenance of system, upgrading of control software or adjustment of control interface’s displaying content according to the existing function of the system by the requirement of the buyer.

During the quality guarantee period, the seller shall provide written report about the wind farm to the buyer at the beginning of each month, which summarizes each and every generator’s running situation (including availability, power curve and shutdown caused by failure) in last month. The buyer may exchange advice with the seller about the problems reflected in the running report.

Staff arrangement and time for regular maintenance within quality guarantee period:

The first time: 1 month after debugging. 2 persons 1 day for each wind generator

The second time: 6 months after debugging. 2 persons 2 day for each wind generator

The third time: 12 months after adjustment. 2 persons 2 day for each wind generator

The fourth time: 18 months after adjustment. 2 persons 2 day for each wind generator

The fifth time: 24 months after adjustment. 2 persons 2 day for each wind generator

The contents for regular maintenance include:

Inspection and repairing in the first month:

●	Inspection tightness of bolts (100%)
●	Adjustment of direction-adjustment system
●	Replacement of oil filterer of gear box

Half-year inspection and repairing

●	Inspection electric control cabinet, clean or replace air filtering net,
●	Inspection sensor and test protective function,

●	Inspection and adjust direction-adjustment system
●	Lubrication, adding oil (generator, yawing)
●	Inspection blade appearance (internal and external)
●	Inspection generator and replace carbon brush
●	Inspection gear box, change oil filterer and take oil sample
●	Inspection slip ring and maintenance
●	Inspection brake system
●	Inspection hydraulic system

One-year inspection and repairing

●	Inspection electric control cabinet, clean or replace air filtering net, and inspection cable and all electric parts
●	Inspection tightness of bolts (10%)
●	Inspection tower frame and parts and attachments
●	Inspection sensor and test protective function,
●	Inspection and adjust direction-adjustment system
●	Lubrication, adding oil (direction-adjusting, generator), replace oil of yawing gear box.
●	Inspection blade appearance (internal and external)
●	Inspection nacelle and wheel hub
●	Inspection generator and replace carbon brush
●	Inspection gear box, replace oil filterer, take oil sample, and inspection oil pipe system and replace gear box oil every 3 years if necessary.
●	Inspection slip ring and maintenance
●	Inspection brake system
●	Inspection hydraulic system, and replace hydraulic oil filterer
●	Inspection attached facilities such as small hoist, fire extinguisher and safety facilities.

Technical training

The technical training that the seller offers refers to that the buyer’s staff received at the training center abroad. See the technical training plan offered by the seller in appendix 4 of this contract for specific time of the technical training.

Technical materials

The seller shall offer technical materials for the buyer for the purposes of completing system transport, foundation construction, tower frame fabrication, hoisting, installation and running. Basic construction drawing shall meet the requirement of applicable China design and construction specifications and may be directly applied to on-site construction. Design drawing of turbine tower shall be convenient for the manufacturer to draw up drawing transformation and processing technology.

See appendix 3 of the contract, technical materials and relevant documents offered by the seller for technical material list and required time for submission by the seller.

Contents for the first design liaison meeting

●	Goal and main task of project
●	Working scope of both parties
●	Execution plan of the seller for the project
●	Execution plan of the buyer for the project
●	Foundation design
●	Arrangement of wind farm electricity (including central monitoring system)

Others

Positions for electric and communicative interfaces to wind generator etc. need to be determined by the foreign party.

Appendix 3 Technical materials and relevant documents offered by the seller

Technical materials the seller offers must belong to the same type of the products.

The list for the technical materials the seller offers is as follows:

▪	Product instruction for wind turbine generator system
▪	Grid connection data
▪	Installation manual
▪	Operation/maintenance manual (electric manual\mechanical manual must meet the demand of the buyer for disassembling and installing equipment)
▪	Specifications of cable (domestic equivalent specifications need to be provided)
▪	Specifications of transformer
▪	Specifications of fibre cable (domestic equivalent specifications need to be provided)
▪	Construction drawing for wind generator foundation
▪	Entire set of design and processing drawings for turbine tower
▪	Instructions for equipment package, hoisting and transport schematic, and packing materials, including transport precautions.

There must be detailed packing list within each packing box.

▪	Operation and maintenance manual has already contained contents about safety and technology.
▪	Outline of wind generator debugging

There should be five copies of all technical materials in Chinese.

Appendix 4 Technical training

1. Training at seller’s factory

Training courses:

(1)	Safety training;

(2)	Principles of set structure and major parts;

(3)	Training about wind generator’s operation and maintenance;

(4)	Training about failure treatment of wind generator;

(5)	Training about principles of control system

Training time: within 2 months before delivering goods from factory

Theme	Content
Product knowledge – wind generator	Description of wind generator and its parts
Product knowledge – wind farm	Description of wind farm and its sub-system and parts
Product knowledge – electric system	Electric and electronic system, including sensor, brake, transformer and preventive lighting etc.
Product knowledge – blade	Description of blade, including brake and seesaw function
Product knowledge – hydraulic system
Assembling of nacelle; practice (assembled in work shop)	Participate in assembling system
Introduction of control system	In the assembling factory
Introduction of common failure inspection and repairing
Hoisting and commissioning	At wind farm field

Detailed training contents are determined at the first technical liaison meeting.

Appendix 5 Requirement and treatment of seller’s technicians

1．	In order to make the construction of the contractual system to go smoothly. The seller shall dispatch experienced technicians capable of on-site work to the site for technical service.

2．
If the seller’s technicians are foreign citizens, the seller shall inform the buyer of their personal information such as name, sex, date of birth, nationality, visa No., specialty, profession, working site and language 2 months before they come to China for the convenience of buyer’s assistance and confirmation. 7 days before they come, the seller shall inform the buyer of their name, correct starting date, flight number, correct arriving time, luggage quantity and weight etc. If they are Chinese citizens, the above contents shall be informed of the buyer prior to one month.

3．
The seller shall designate one on-site representative from its dispatched technicians to be in charge of solving technical problems related to the contractual system. Without approval of both parties, the general on-site representatives of both parties do not have the right to change and modify the contract.

4．	On-site work is based on the applicable standard technical requirement of the buyer’s country. The seller shall not refuse or delay the work with foreign applicable or enterprise standards.

5．
After the technicians of the seller arrive at the site, they shall determine working plan according to the construction period prepared by the buyer. Any needed modification for working plan shall be determined by on-site representatives of both parties through negotiation. Technicians of the seller shall develop work according to the agreed working plan by both parties. The buyer is responsible for project progress and coordination of each construction party.

6．
The seller’s technicians shall explain technical materials, demonstrate if necessary and answer technical questions raised by the seller during the period of foundation construction, tower frame manufacturing, installation, adjustment, reliability operation, acceptance test, operation, and maintenance period of the contractual set.

7．	The seller’s technicians shall help train the staff for the contractual system’ installation, adjustment, production, equipment repairing and analysis.

8．
The technical instructions the seller’s technicians offer should be correct. For any equipment damage caused by incorrect technical instruction, the seller is liable for offering new technical instruction or being deducted from the related charged technical instruction fee according to the actual loss of the buyer, but the compensation sum does not exceed the total sum of the technical service fee at most. This penalty is the only penalty that the seller shall bear for this item.

9．
For working progress, major work finished everyday, occurred problems or accidents and solutions, they shall be recorded in Chinese or in both Chinese and English in working log, one in original and two in duplicate copies where are held by each party respectively.

10．	The buyer shall assist the technicians of the seller to apply for needed procedures for staying in China and entering and departing from China, but all the fees are born by the seller.

11．
The buyer shall assist the seller’s technicians to take care of proper amount of personal or public daily articles, import and export procedures for tools and instruments needed for technical materials and service, but the related fees are born by the seller. The seller shall inform the buyer in advance of the above mentioned product name, specifications, amount, weight, airway bill number, value and import and export date.

12．
The buyer shall provide necessary facilitations such as food, housing with furniture and hygiene facilities, offices, labor protection appliance, necessary working tools, transport tools and interpreters at working site. All the fees shall be born by the seller.

Appendix 6 Treatment of buyer’s employees

1．	The seller agrees to accept the following technicians to be trained in technologies at the seller’s offices and factories:
Number:
Days:

2．
During training period, the seller shall designate capable technicians experienced in technology to instruct the technicians of the buyer technologically and explain to them any possible technical problems when executing this contract.

3．
The seller shall submit primary plans for technical training, design liaison and factory inspection to the buyer 2 months before training. The buyer shall inform the seller of the name, sex, date of birth, nationality, title and specialty of the seller’s technicians 1 month before technical training, design liaison and factory inspection. The final training plan shall be decided according to the actual need of the buyer’s technicians through negotiations by both parties.

4．
The seller shall guarantee that the buyer’s technicians can be trained on different posts so that they can understand and grasp technologies, operation, inspection, repairing, and maintenance skills of contractual system. Before training starts, the seller shall explain operation rules and work precautions to the trainee in detail.

5．
During training and working period, the seller shall provide necessities needed for technical training, design liaison and for factory inspection such as test instruments, tools, technical materials, drawings, parameter data, uniforms, protective tools and proper offices.

6．
The seller shall provide round-trip tickets, housing, food and transportation tools to the buyer’s technicians, with relevant fees assumed by the seller. If the seller provides training abroad, it shall provide medical insurance for the buyer’s technicians during the period abroad. During the period from the buyer’s technician’s arrival and departure from the destination countries, the seller shall pay 180 U.S. dollars living fees including accommodation fees etc. to the buyer’s technicians, i.e. the accommodation and food fees of the buyer’s technicians during this period shall be assumed by the seller and directly paid according to this standard. If the training is made at home, the living fee for each person per day is RMB 300 Yuan.

7．	The seller shall assist the buyer’s technicians to apply for visa for entering and departing from the seller’s country.

Appendix 7 Delivery Schedule of Contractual Equipment and Project Progress

S/N	Tasks	Schedule
1	Signature and effectiveness of the purchase contract for wind generator equipment	Feb. 10, 2010
2	Report of micro-location selection	Mar. 5, 2010
3	Seller’s submission of foundation design drawing	Mar. 5, 2010
4	Seller’s submission of tower manufacture drawing	Mar. 5, 2010
5	Design liaison meeting	Mar. 15, 2010
6	Equipment manufacture Special tools, spare parts and consumables of the wind turbine generator system	From Apr. 10, 2010 to Oct. 10, 2010
7	Takeover of technical documents	Dec. 31, 2010

Appendix 8 Inspection standard and method

1.	inspection and test plan

The seller shall provide equipment quality control and test plan and equipment inspection standard to the buyer. The test plan includes all quality controls to be adopted on parts and the whole machine during the process of part production, assembly, transport, installation, adjustment and reliability operation. Plan timetable is to be listed and test plan shall list the test contents about major suppliers, sub-contractors or independent test organizations.

2.	Factory inspection

●
The seller must strictly inspection and test production connection within factory. The contractual equipment provided by the seller must be issued with quality certificate, inspection record and test report, and as an assembling part of quality proving documents for delivery.

●	The scope of inspection includes raw materials and factory entrance of elements and parts, component processing, assembly, test until factory acceptance.
●	The buyer has the right to participate in the inspection of major parts and wind generator assembly process at the production site of the seller.
●	The seller shall provide assembly experiment of each wind generator, acceptance report of ex-factory and adjustment report in factory.
●	The seller is obligatory for providing quality certificate and technical documents of the complete machine and parts to the buyer.

3.	On-site inspection

On-site inspection refers to the wind generator equipment inspection upon arriving the buyer’s shipping port and installation site.
●
After the equipment is transported to the shipping port of the buyer, both the seller and the buyer shall inspection whether the external packing is damaged. The seller is responsible for repairing in case of damage.

●
The seller’s equipment packing must meet the requirement for domestic land transportation to the arranged site. The seller shall assume the fees if it does not meet the transport conditions. After the equipment is transported to the installation site of the buyer, both parties jointly inspection whether the external packing is damaged. The seller shall assume the penalty if the damage is not caused by transport.

●
After the equipments arrive at the site and inspectioned through custom and commercial department, both parties inspection components of wind generator and sign the recording table of delivery situation.

●	If situations such as wrong types or shortage of equipments are found, all the liabilities are born by the seller.
●
After completing equipment hoisting, the seller’s employees are responsible for installation and adjustment of wind generators. The seller shall perform the adjustment with the participation of the buyer’s employees. After adjustment is completed, the seller shall sign on the adjustment report and submit it to the buyer, and inform the buyer of the completion and that the 360-hour reliability operation may be conducted.

4.	Reliability operation

●
After the completion of debugging, single wind generator shall begin within 5 days the reliability operation for 360 hours. If reliability operation is not made after 5 days, the buyer will consider that this equipment is not qualified.

●
The standard of reliability operation is that single wind generator runs consecutively, stably, safely and unfailingly for 360 hours. Wind generator’s automatic and customized remote restoration and manual restoration needing no repairing or replacement for any part are allowed during this period. Any shutdown through the above mentioned restoration can later be re-run will not be considered as failure, but the accumulated shutdown time through restoration correction may not exceed 6% of the time for reliability operation.

●
During reliability operation period, the accumulative power-generating time of wind generator shall not be less than 180 hours. If the time is not sufficient, the reliability operation will extend to 180 hours for accumulated power-generating time, but the extended time does not exceed 240 hours at most.

●
During reliability operation period, any failure of the seller’s equipment shall not appear (i.e. after shutdown, wind generator can not be re-run through restoration without repairing or replacement of components.) once failure appears, the reliability running time will be re-recorded.

●
After each set passes consecutive 360-hour unfailing consecutive stable running, the buyer, the seller and the final user will sign pre-acceptance certificate of this set to prove that this set has passed the inspection of reliability operation.

●
If reliability of any set does not reach all the indexes and requirements specified in the contract, the seller shall repair or replace immediately and this set will be re-tested for reliability operation. When the unit re-reaches the indexes and requirements for reliability operation pre-acceptance, the buyer signs “passed” certificate on the pre-acceptance certificate.

Appendix 9 Inspection of power curve and availability

I. Inspection of power curve

1. Power curve

See the following table for the guaranteed power curve of this contract by the seller. This power curve is based on standard air density 1.225 kg/m3.

Wind speed m/s	Power kW
4	6
5	34
6	127
7	233
8	353
9	482
10	624
11	756
12	863
13	940
14	987
15	1009
16	1006
17	1004
18	997
19	987
20	979
21	977
4	6
5	34
6	127
7	233

2. Calculation and inspection method for power curve of wind generator

During the quality guarantee period, the seller’s guarantee value on power curve is more than or equal to 95% of the calculated amount of power generation on the basis of guaranteeing the power curve.

If the buyer has questions about the power curve of any set, it has the right to raise the question in the quality guarantee period and to measure the power curve by employing an internationally famous test organization (such as Garrad Hassan, PB Power or MEASNET member) according to the IEC 61400-12 standard on its own expenses. This test shall not affect the proceeding of quality guarantee period. If the result of the test shows that the set does not reach the guaranteed value on power curve:

●	The seller shall compensate the buyer the fees for conducting the power curve test.
●	The seller shall pay penalty for not reaching the guaranteed power curve value to the buyer in accordance with article 10.12 of the contract.

Formula for validating guaranteed power curve value:

Validating generating capacity (S) (unit: KW/H)

Actual guaranteed value (W) = —————————————  ×100%

Guaranteed generating capacity (S) (unit: KW/H)

Validating generating capacity (S) = wind frequency (WF) for calculating generating capacity × power curve value validated by a third party

Guaranteed generating capacity (B) = wind frequency (WF) for calculating generating capacity × power curve value validated by the seller.

Calculation of power amount shall be conduced with EXCEL or ALWIN. Wind frequency used for calculating power amount use vibound distribution or on-site actual wind frequency (wind measuring data require no less than one year) approved by both parties. This calculation shall be made by an independent authentification organization.

II. Inspection of availability

During quality guarantee period, the seller’s guarantee value for availability is more than or equal to 97%.

1. Calculation of availability

The formula for calculating availability is as follows:

× 100%,

Among which

A        availability [%]

P         statistical time part after modification The time part is the Gregorian calendar year, i.e. 8760 hours for general year and 8784 hours for leap year.

T         Total shutdown time, total shutdown time within P.

N         shutdown time not caused by the seller

N                 Definition (for shutdown time not caused by the seller)

●	Grid interruption and invalidity besides normal grid parameters
●	Grid shutoff within plan
●	Failure of main transformer (if within the buyer’s scope of supply)
●	Maintenance (24 hours/year at most)
●	Test or expert study required by the buyer
●	Measurements proposed or required by the buyer
●	Shutdown of generator system caused by official requirements (such as noise class, flickering shadow.
●	Icing
●	Wind speed lower than cut-in wind speed
●	Wind speed higher than cut-in wind speed
●	Any shutdown caused by the buyer

●	Shutdown caused by the remote liaison problems within the obligation of the buyer
●	Lightening
●	Deliberate destroy or malicious damage
●	Storm
●	Environmental conditions beyond situations specified by “wind farm climate” documents
●	Stealing and theft
●	Strike, rebellion, domestic riot and civil war whether stated in advance or not
●	Earthquake and flood
●	External fire and explosion
●	Impact and crash caused by aircraft or other falling objects
●	Casting loose of cable
●	Self-test of system

Appendix 10 Special tools, spare parts and Consumables

1. List of special tools

Name	Name	Specification	Qty.	Unit
Flat sling
Prolonged nylon sling
Flat sling
	Lifting wire rope			Piece
	Hydraulic torque spanner	HYTORC		Set
	Electric torque spanner	MAKITA 6910		Set
	Manual torque spanner			Set
	Manual torque spanner			Set
	19mm sleeve head			Piece
Blade protective tool
Slinger
Special sling for tower
Special sling for nacelle
Back safety belt

2. List of spare parts

S/N	Equipment name	Unit	Qty.
1	Spare part kits for control system, each set contains:	Set	1
	Wind speed sensor and shielding cable		4
	Wind direction sensor and shielding cable		4
	WP 3000 Computer		1
2	Electric spare part kits, each set includes:	Set	1
	Breaker		1
	Soft connection component of grid		1
	Capacitor and contactor		1
	Inductive sensor		6
	Fuse (of different categories)		6
	Motor contactor		2
	Protective device for motor overload		4
	Soft starter of motor		4
	Protective device for motor short-circuit		4
	Relay		4
3	Spare part kits for yawing system, each set contains:	Set	1
	Hydraulic station of yawing system		1
4	Spare part kits for hydraulic mechanism, each set contains	Set	1
	Wheel hub hydraulic station motor	Piece	1
5	Other spare part kits, each set includes:	Set	1
	Safe valve of blade tip		10
	Rotary connector of blade tip		1
	Water pump		1
	Oil pump of main gear		1
	Brake pad		4
	Brake pad, including sensor		1

3. Consumables list

S/N	Equipment name	Specification	Unit	Qty.
1	Hydraulic oil	SHC 524	18L/barrel	8
2	Grease used for generator	Mobiltemp 1	1.5Kg/barrel	2
3	Grease used for yawing bearing	Mobilux EP2	16Kg/barrel	1
4	Master gear lubricant	SHC 632	208L/barrel	1
5	Master gear lubricant filter	CR-SGL-2599	Set	2
6	Yawing lubricant filter	RFA-63*10LY	Set	2
7	Wheel hub hydraulic oil filter	180122510	Set	2
8	Elastic component of oscillation bearing		Set	1

Appendix 11: Acceptance certificate form

GCN1000-59 Type Wind Turbine Generator System

Acceptance Certificate

Wind Turbine Generator System Model

GCN1000-59

No. of Ex-factory	Date of Ex-factory

Manufacturer: Wuhan Guoce Nordic New Energy Co., Ltd.

Project title: I-Phase of Yongmao Wind Farm Project, Taonan, Baicheng, Jilin

Guoce Nord DW1.0/56 type Wind Turbine Generator System is manufactured by Wuhan Guoce Nordic New Energy Co., Ltd. and is responsible for the installation guidance and commissioning, since the date of commissioning completion, it will undergo 500h commissioning. The Wind Turbine Generator System will enter into quality warranty, and then the Seller will not be responsible for the operation and maintenance responsibility. After the certificate is signed by representatives of both Buyer and Seller, it will have the legal force, both Buyer and Seller should implement strictly.

Seller’s representative:	Buyer’s representative:

Date:	Date: